UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
July 2, 2018

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.
The information contained in Item 2.01 under the heading “Stockholder Agreement” and Item 2.03 is incorporated herein by reference.
Item 2.01    Completion of Acquisition or Disposition of Assets.
On July 2, 2018, Plantronics, Inc. (the “Company”) completed its acquisition (the “Acquisition”) of all of the issued and outstanding shares of capital stock of Polycom, Inc. (“Polycom”). The Acquisition was consummated in accordance with the terms and conditions of the previously announced Stock Purchase Agreement (the “Purchase Agreement”), dated March 28, 2018, among the Company, Triangle Private Holdings II, LLC (“Triangle”) and Polycom.  Polycom is a provider of open, standards-based UC&C solutions for voice, video and content sharing and a comprehensive line of support and service solutions.
At the closing of the Acquisition, the Company paid the aggregate purchase price for the stock of Polycom, consisting of (1) 6,352,201 shares of the Company’s common stock (the “Stock Consideration”) and (2) $1.638 billion in cash (the “Cash Consideration”).  The consideration paid at closing is also subject to a working capital adjustment. The Company financed the Cash Consideration by using available cash-on-hand and with funds drawn from the Company’s new term loan facility, which is described under Item 2.03. Portions of the Stock Consideration and the Cash Consideration were each deposited into separate escrow accounts to secure certain indemnification obligations of Triangle pursuant to the Purchase Agreement.
The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
Stockholder Agreement
On July 2, 2018, in connection with, and as a condition to the consummation of, the Acquisition, the Company entered into a Stockholder Agreement (the “Stockholder Agreement”) with Triangle. Pursuant to the Stockholder Agreement, the Company is required to file a shelf registration statement with the Securities and Exchange Commission under the Securities Act of 1933 by which the holders of the Stock Consideration may sell their shares in one or more registered offerings. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements that the Company may file. The Company is subject to obligations regarding the registration of the Stock Consideration, the maintenance of an active shelf registration statement and the offer and resale of the Stock Consideration by the holders. In addition, the Company has granted Triangle certain preemptive rights to acquire additional Company securities.
Pursuant to the Stockholder Agreement, Triangle and its affiliates may not transfer any of the Stock Consideration until July 2, 2019. Following the expiration of this initial period, Triangle will be able to sell up to one-third of its shares until January 2, 2020, up to two-thirds of its shares prior to July 2, 2020 and all of its remaining shares following July 2, 2020.
The Stockholder Agreement also obligated the board of directors of the Company (the “Board”) to appoint two representatives of Triangle to the Board and provides that the Board must continue to nominate up to two Triangle representatives for election to the Board based on Triangle’s percentage ownership of the Company and the overall size of the Board (assuming that the Company has 11 or fewer directors). The Triangle representatives selected for appointment or nomination to the Board are subject to the prior approval of the Company. Effective upon the closing of the Acquisition, Frank Baker and Dan Moloney were appointed to the Board as the initial Triangle representatives.
The Stockholder Agreement contains a standstill provision applicable to Triangle that extends for three years and thereafter for so long as a Triangle representative serves on the Company’s Board and prohibits Triangle from taking certain actions, including acquiring shares of the Company’s common stock and seeking to control, alter or influence the board of directors, management or polices of the Company. Among other things, Triangle is subject to a voting agreement requiring it to vote in favor of the Board’s director nominees.
The foregoing description of the Stockholder Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Stockholder Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 2, 2018, in connection with the acquisition of Polycom, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement replaced the Company’s existing revolving credit facility in its entirety.
The Credit Agreement provides for (i) a revolving credit facility with an initial maximum aggregate amount of availability of $100 million that matures in July 2023 and (ii) a $1.275 billion term loan facility due in quarterly principal installments commencing on December 28, 2018, with all remaining outstanding principal due at maturity in July 2025. Availability under the revolving credit facility is reduced by the amount necessary to meet the Company’s obligations under two outstanding letters of credit, which were approximately $86 thousand as of July 2, 2018, after giving effect to the acquisition. The Company may increase the aggregate principal amount of any outstanding tranche of term loans, add one or more additional tranches of term loans and/or increase the aggregate principal amount of revolving commitments under the Credit Agreement by an aggregate amount of up to the sum of (1) $500 million, (2) an amount such that, after giving effect to the incurrence of such amount, the consolidated secured net leverage ratio (as defined in the Credit Agreement) is equal to or less than 2.75 to 1.00 and (3) the amount of certain prepayments made under the Credit Agreement from time to time. Any such increase would be subject to the satisfaction of certain conditions, including that no default or event of default be continuing under the Credit Agreement at the time of the increase and that the Company obtain the consent of each lender providing any such additional loans or commitments.
On July 2, 2018, the Company borrowed the full amount available under the term loan facility. Proceeds from the initial borrowing under the Credit Agreement were used to finance the acquisition of Polycom, to refinance certain debt of the Company and Polycom, to pay related fees, commissions, transaction costs and expenses and for general corporate purposes. The Company expects that the proceeds of future borrowings will be used to provide ongoing working capital and capital for other general corporate purposes of the Company and its subsidiaries.
The Company’s obligations under the Credit Agreement are currently guaranteed by Polycom and will from time to time be guaranteed by, subject to certain exceptions, any domestic subsidiaries that may become material in the future. Subject to certain exceptions, the Credit Agreement is secured by first-priority perfected liens and security interests in substantially all of the personal property of the Company and each subsidiary guarantor and will from time to time also be secured by certain material real property that the Company or any subsidiary guarantor may acquire.
Borrowings under the Credit Agreement bear interest at a variable rate equal to (i) LIBOR plus a specified margin, or (ii) the base rate (which is the highest of (a) the prime rate publicly announced from time to time by Wells Fargo Bank, National Association, (b) the federal funds rate plus 0.50% or (c) the sum of 1% plus one-month LIBOR) plus a specified margin.
The Company must also pay (i) an unused commitment fee ranging from 0.200% to 0.300% per annum of the average daily unused portion of the aggregate revolving credit commitments under the Credit Agreement, and (ii) a per annum fee equal to (a) for each performance standby letter of credit outstanding under the Credit Agreement with respect to nonfinancial contractual obligations, 50% of the applicable margin over LIBOR under the revolving credit facility in effect from time to time multiplied by the daily amount available to be drawn under such letter of credit, and (b) for each other letter of credit outstanding under the Credit Agreement, the applicable margin over LIBOR under the revolving credit facility in effect from time to time multiplied by the daily amount available to be drawn for such letter of credit.

The Credit Agreement contains various restrictions and covenants, including requirements that the Company maintain certain financial ratios at prescribed levels and restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional indebtedness, dispose of assets, consummate acquisitions, make investments and pay dividends and other distributions. The Credit Agreement includes the following financial covenants applicable to the revolving credit facility only: (i) a maximum consolidated secured net leverage ratio (defined as, with certain adjustments and exclusions, the ratio of the Company’s consolidated secured indebtedness as of the end of the relevant fiscal quarter to consolidated net income before interest, taxes, depreciation, amortization, non-cash charges and certain other items (“EBITDA”) for the period of four fiscal quarters then ended) of 3.50 to 1.00 as of the last day of any fiscal quarter ending during the period from December 29, 2018 through June 29, 2019; 3.25 to 1.00 as of the last day of any fiscal quarter ending during the period from June 30, 2019 through March 28, 2020; 3.00 to 1.00 as of the last day of any fiscal quarter ending during the period from March 29, 2020 through April 3, 2021; and 2.75 to 1.00 as of the last day of any fiscal quarter ending on or after April 4, 2021; and (ii) a minimum interest coverage ratio (defined as, with certain adjustments, the ratio of the Company’s EBITDA to the Company’s consolidated interest expense to the extent paid or payable in cash) of 2.75 to 1.00 as of the last day of any fiscal quarter ending on or after December 29, 2018.
The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable; provided, however, that the occurrence of an event of default as a result of a breach of a financial covenant under the Credit Agreement does not constitute a default or event of default with respect to any term facility under the Credit Agreement unless and until the required revolving lenders shall have terminated their revolving commitments and declared all amounts outstanding under the revolving credit facility to be due and payable. In addition, if the Company, any subsidiary guarantor or, with certain exceptions, any other subsidiary becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable. Loans outstanding under the Credit Agreement will bear interest at a rate of 2.00% per annum in excess of the otherwise applicable rate (i) while a payment or bankruptcy event of default exists or (ii) upon the lenders’ request, during the continuance of any other event of default.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 2, 2018, effective as of the closing of the Acquisition, the Board increased the authorized number of directors from eight to ten and appointed Frank Baker and Dan Moloney to the Board to serve terms expiring at the Company’s 2018 Annual Meeting of Stockholders. Messrs. Baker and Moloney have also been nominated for election to the Board at the Company’s 2018 Annual Meeting of Stockholders.
Messrs. Baker and Moloney will receive compensation pursuant to the Company’s standard arrangements for directors as described in its Proxy Statement for its 2018 Annual Meeting of Stockholders and will enter into a standard director indemnification agreement with the Company.
Mr. Baker is a co-founder and managing partner of Siris Capital Group, LLC (“Siris”) and Mr. Moloney is an executive partner of Siris. As described above, the Company entered into the Purchase Agreement with Triangle, an entity that is indirectly controlled by Siris, pursuant to which the Company acquired Polycom from Triangle. The Purchase Agreement contemplates post-closing adjustments to the purchase price and mutual indemnification rights, among other terms. In addition, the Company entered into the Stockholder Agreement, which required the Company to appoint two individuals selected by Triangle to the Board at the closing of the Acquisition and obligates the Company to continue to nominate up to two individuals selected by Triangle for election to the Board, with Messrs. Baker and Moloney being the initial two individuals selected by Triangle and approved by the Company for nomination. The Stockholder Agreement also grants Triangle certain rights, including registration rights concerning the Stock

Consideration, preemptive rights regarding certain stock issuances by the Company and other rights described in Item 2.01. The transactions contemplated by the Purchase Agreement and Stockholder Agreement were negotiated on an arm's-length basis and approved by the Board prior to Messrs. Baker and Moloney having any relationship with the Company.
Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On July 2, 2018, pursuant to the terms of the Purchase Agreement and effective simultaneously with the closing of the Acquisition, the Board adopted an amendment to Article 3, Section 2 of the Company’s Amended and Restated Bylaws (the “Bylaws Amendment”) to increase the range within which the Board can determine the authorized number of directors of the Company. The Bylaws Amendment provides that the authorized number of directors of the Company shall be between six and eleven. Prior to the adoption of the Bylaws Amendment, the Board could set the authorized number of directors between five and nine.
The foregoing description of the Bylaws Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Bylaws Amendment, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 7.01    Regulation FD Disclosure.
On July 2, 2018, the Company issued a press release announcing the completion of the Acquisition. A copy of the press release is furnished as Exhibit 99.1 hereto.
Item 9.01    Financial Statements and Exhibits.
(a)    The required financial statements of Polycom will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this initial Current Report on Form 8-K was required to be filed.
(b)     The required pro forma financial information relating to the Acquisition will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this initial Current Report on Form 8-K was required to be filed.
(c)     Not applicable.
(d)    The following exhibits are filed as part of this Current Report on Form 8-K

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated March 28, 2018, among Plantronics, Inc., Triangle Private Holdings II, LLC and Polycom, Inc.
3.1	Amendment to the Amended and Restated Bylaws of Plantronics, Inc. effective July 2, 2018
3.2	Amended and Restated Bylaws of Plantronics, Inc. as amended through July 2, 2018
4.1	Credit Agreement dated as of July 2, 2018 among Plantronics, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto
10.1	Stockholder Agreement, dated July 2, 2018, between Plantronics, Inc. and Triangle Private Holdings II, LLC
99.1	Press release issued by Plantronics, Inc. on July 2, 2018, entitled "Plantronics Completes Acquisition of Polycom"

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 2, 2018	PLANTRONICS, INC.

	By:	/s/ Mary Huser
	Name:	Mary Huser
	Title:	Senior Vice President, General Counsel and Corporate Secretary